Exhibit 5.1

Warner Norcross + Judd LLP

Attorneys at Law

1500 Warner Building

150 Ottawa Avenue, N.W.

Grand Rapids, Michigan 49503

August 12, 2020

Flagstar Bancorp, Inc.

5151 Corporate Drive

Troy, Michigan 48098

Re:	Offering of Common Stock pursuant to Registration Statement on Form S-3 (File No. 333-225397)

Ladies and Gentlemen:

We are acting as counsel to Flagstar Bancorp, Inc., a Michigan corporation (the "Company"), in connection with an offering by MP Thrift Investments L.P. and certain of its affiliates (collectively, the "Selling Stockholder") of certain shares of common stock, par value $0.01 per share, of the Company under an automatic shelf registration statement on Form S-3 (the "Registration Statement") originally filed with the Securities and Exchange Commission on June 1, 2018 (File No. 333-225397) pursuant to the Securities Act of 1933, as amended (the "Act") and the rules and regulations thereunder (the "Rules"). We are furnishing this opinion at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 12 CFR 229.601(b)(5), in connection with the offering and sale of securities under the Registration Statement.

The offered shares (collectively, the "Shares") are offered pursuant to an Underwriting Agreement dated August 10, 2020 among the Company, the Selling Stockholder and Morgan Stanley & Co. LLC (the "Underwriting Agreement"), and consist of an aggregate of 6,000,000 shares of common stock, par value $0.01 per share, of the Company and, at the option of the Underwriter (the “Option”), up to an additional 900,000 shares of common stock, par value $0.01 per share, of the Company. The Underwriter exercised the Option, in full, on August 10, 2020.

In connection with the furnishing of this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents: (i) the Registration Statement, (ii) the Base Prospectus included in the Registration Statement, (iii) a Prospectus Supplement dated August 10, 2020 and filed by the Company with the Securities and Exchange Commission on August 12, 2020, (iv) an executed copy of the Underwriting Agreement, (v) the Second Amended and Restated Articles of Incorporation of the Company, as in effect on the date of this letter, (vi) the Sixth Amended and Restated Bylaws of the Company, as in effect on the date of this letter, (vii) resolutions of the Board of Directors of the Company dated July 21, 2020, May 22, 2018, and December 16, 2008, and (viii) a Certificate executed by the Secretary of the Company dated August 12, 2020.

In our examination of the documents referred to above, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and that the statements regarding matters of fact in the certificates, records, agreements, instruments and documents that we have examined are accurate and complete.

In making our examination of executed documents or documents to be executed, we have assumed that the parties thereto, other than the Company, had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties, of such documents and that (except to the extent we have opined on such matters below) such documents constitute or will constitute valid and binding obligations of such parties.

Based on the foregoing and subject to the assumptions, limitations and qualifications set forth in this letter, we are of the opinion that the Shares are validly issued, fully paid and non-assessable.

We express no opinion concerning the contents of the Registration Statement (including the Prospectus and the Prospectus Supplement), other than as to the validity of the Shares. We express no opinion as to the applicability of, compliance with or effect of, the law of any jurisdiction other than the internal laws of the State of Michigan, and this opinion is limited to such laws as in effect on the date of this opinion, which laws are subject to change.

The opinions expressed above are as of the date of this letter, and we do not assume an obligation to update or supplement those opinions to reflect a fact or circumstance that in the future comes to our attention or a change in law that in the future occurs or becomes effective. This letter is limited to the matters set forth in it, and no opinions are implied or may be inferred beyond those expressly stated above.

We consent to filing of this opinion with the Securities and Exchange Commission as an exhibit to the Company’s Current Report on Form 8-K, filed on the date hereof, and its incorporation by reference into the Registration Statement. We consent to the reference to our firm under the caption "Legal Matters" in the Prospectus and under the caption “Validity of Common Stock” in the Prospectus Supplement. In giving this consent, we do not admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations issued under it.

Very truly yours,

WARNER NORCROSS + JUDD LLP

By	/s/ Charlie Goode
Charlie Goode, a Partner

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